EXHIBIT 3.3

PLAN AND AGREEMENT OF MERGER

OF

BOSTON PACIFIC MEDICAL, INC.

(A Massachusetts Corporation)

INTO

BOSTON PACIFIC MEDICAL, INC.

(A Nevada Corporation)

Plan and Agreement of Merger (hereinafter called "Merger Agreement") dated this 11th day of April 2003, by and between Boston Pacific Medical, Inc., a corporation organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter sometimes referred to as "Boston Pacific Medical (MA)") and Boston Pacific Medical, Inc., a corporation organized and existing under the laws of the State of Nevada (hereinafter sometimes referred to as "Boston Pacific Medical (NV)"). These two parties are herein sometimes referred to collectively as the "merging corporations,"

WITNESSETH:

WHEREAS, Boston Pacific Medical (NV) is the wholly owned subsidiary of Boston Pacific Medical (MA);

WHEREAS, Boston Pacific Medical (MA) wishes to change the state of its domicile by merging into Boston Pacific Medical (NV); and

WHEREAS, Section 92A.190 of the Nevada Revised Statutes and Section 79 of the Massachusetts Business Corporation Law each authorize the merger of Boston Pacific Medical (MA) and Boston Pacific Medical (NV);

NOW, THEREFORE, the merging corporations have agreed, and do hereby agree, each with the other in consideration of the premises and the mutual agreements, provisions, covenants and grants herein contained and in accordance with the laws of the State of Nevada, and in accordance with the laws of the Commonwealth of Massachusetts, that Boston Pacific Medical (MA) and Boston Pacific Medical (NV) be merged into a single corporation and that Boston Pacific Medical (NV) shall be the continuing and surviving corporation and do hereby agree upon and prescribe that the terms and conditions of the merger hereby agreed upon and the mode of carrying the same into effect and the manner of converting the presently outstanding shares of each of the merging corporations into the shares of Boston Pacific Medical (NV) are and shall be hereinafter set forth:

Article I

Manner of Conversion of Shares

1. The manner and basis of converting the shares of Boston Pacific Medical (MA) into shares of Boston Pacific Medical (NV) are as follows: at the effective time of the merger, each share of common stock of Boston Pacific Medical (MA) shall thereupon be converted into one share of common stock of Boston Pacific Medical (NV), and each share of preferred stock of Boston Pacific Medical (MA) shall thereupon be converted into one share of preferred stock of Boston Pacific Medical (NV). Each holder of outstanding stock of Boston Pacific Medical (MA) upon surrender to Boston Pacific Medical (NV) of one or more certificates for such shares for cancellation shall be entitled to receive one or more certificates for the number of shares of stock of Boston Pacific Medical (NV) represented by the certificates of Boston Pacific Medical (MA) so surrendered for cancellation by such holder. Until so surrendered, each such certificate representing outstanding shares of stock of Boston Pacific Medical (MA) shall represent the ownership of a like number of shares of Boston Pacific Medical (NV) for all corporate and legal purposes.

2. As of the effective time of the merger, all of the outstanding shares of common stock of Boston Pacific Medical (NV) which shares are held by Boston Pacific Medical (MA), shall be redeemed by Boston Pacific Medical (NV) for the sum of one dollar ($1) and such redeemed shares shall be cancelled and returned to the status of authorized and unissued shares. None of such redeemed shares shall be retained by Boston Pacific Medical (NV) as treasury shares and such shares shall be reissued in accordance with paragraph 1 of this Article I.

Article II

Effective Time

The effective time of the merger shall be upon the filing of the Merger Agreement (or a certificate in lieu thereof) in accordance with Nevada Revised Statutes and the Massachusetts Business Corporation Law. Prior to said date, this Merger Agreement shall (1) have been submitted to and approved by the board of directors of each of the merging corporations; (2) have been approved by the stockholders of each of the merging corporations in accordance with law.

Article III

Effect of Merger

When the merger shall have been effected:

1. The merging corporations shall be a single corporation subject to the laws of the State of Nevada.

2. The separate existence of Boston Pacific Medical (MA) shall cease.

3. The purpose of the surviving corporation shall be to conduct any lawful business, or to promote or conduct any legitimate object or purpose, under and subject to the laws of the State of Nevada.

4. Boston Pacific Medical (NV) shall have all rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the Nevada Statutes.

5. Boston Pacific Medical (NV) shall thereupon and thereafter possess all the rights, privileges, immunities and franchises of a public as well as of a private nature of each of the merging corporations and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of and belonging to or due to each of the merging corporations shall be taken and deemed to be transferred to and vested in Boston Pacific Medical (NV) without further act or deed, and the title to any real estate or any interest therein vested in either of the merging corporations shall not revert or be in any way impaired by reason of the merger.

6. Boston Pacific Medical (NV) shall thenceforth be responsible and liable for all the liabilities and obligations of each of the merging corporations and any claim existing or action or proceeding pending by or against either of the merging corporations may be prosecuted to judgment as if such merger had not taken place, or Boston Pacific Medical (NV) may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the merging corporations shall be impaired by reason of the merger.

7. After the effective time of the merger, the earned surplus of Boston Pacific Medical (NV) shall equal the aggregate of the earned surpluses of the merging corporations immediately prior to the effective time of the merger. The earned surplus determined as above provided shall continue to be available for payment of dividends by Boston Pacific Medical (NV).

8. The certificate of incorporation of Boston Pacific Medical (NV) as in effect on the date of the merger, except as provided for in this Merger Agreement, shall continue in full force and effect as the certificate of incorporation of the corporation surviving this merger.

9. The bylaws of Boston Pacific Medical (NV) as they shall exist on the effective date of this Merger Agreement shall be and remain the bylaws of the surviving corporation until the same shall be altered, amended or repealed as therein provided.

10. The directors and officers of Boston Pacific Medical (NV) shall continue in office until the next annual meeting of stockholders and until their successors shall have been elected and qualified.

Article IV

Obligations of Surviving Entity; Appointment of State Secretary

Boston Pacific Medical (NV) hereby agrees that it may be sued in the Commonwealth of Massachusetts for any prior obligation of Boston Pacific Medical (MA) or any other constituent domestic corporation, any prior obligation of any constituent foreign corporation qualified under Chapter 181 of Massachusetts Business Corporation Law, and any obligation thereunder incurred by Boston Pacific Medical (NV), including the obligation created by Section 85 of the Massachusetts Business Corporation Law, so long as any liability remains outstanding against the corporation in the Commonwealth of Massachusetts. Boston Pacific Medical (NV) irrevocably appoints the state secretary of the Commonwealth of Massachusetts as its agent to accept service of process in any action for the enforcement of any such obligation, including taxes, in the same manner as provided in Chapter 181 of Massachusetts Business Corporation Law. The address to which a copy of the process may be mailed is 428 East 790 South, Pleasant Grove, Utah 84062. Boston Pacific Medical (NV) will promptly pay to the dissenting shareholders of Boston Pacific Medical (MA) the amount, if any, to which they shall be entitled under the provisions of the Massachusetts Business Corporation Law with respect to the rights of dissenting shareholders.

Article V

Termination

If, at any time prior to the effective date hereof, events or circumstances occur which in the opinion of a majority of the board of directors of either constituent corporation renders it inadvisable to consummate the merger, this Merger Agreement shall not become effective even though previously adopted by the shareholders of the corporation as herein before provided. The filing of the merger documents shall conclusively establish that no action to terminate this plan has been taken by the board of directors of either corporation.

Article VI

Amendment

The boards of directors of the constituent corporations may amend this Merger Agreement at any time prior to the filing of the Merger Agreement (or a certificate in lieu thereof) with the Commonwealth of Massachusetts and the State of Nevada provided that an amendment made subsequent to the adoption of the Merger Agreement by the stockholders of any constituent corporation shall not (1) alter or change the amount of any kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such constituent corporation, except to correct manifest error as may be permitted by law; (2) alter or change any term of the Certificate or Articles of Incorporation of the surviving corporation to be effected by the merger; or (3) alter or change any of the other terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series thereof of such constituent corporation.

Article VII

Amendment of Articles of Incorporation

1. Article I of the Articles of Incorporation of Boston Pacific Medical (NV) is amended to read as follows: "The name of the corporation is DirectView, Inc."

2. The first sentence of Article IV of the Articles of Incorporation of Boston Pacific Medical (NV) is amended to read as follows: "The authorized capital of this corporation shall consist of three hundred million (300,000,000) shares of Common Stock, having $.0001 par value per share, and five million (5,000,000) shares of Preferred Stock, having $.0001 par value per share."

3. The Board of Directors of Boston Pacific Medical (NV) has adopted the rights and preferences pertaining to the 8% Convertible Preferred Stock as set forth in the Designation of Rights of Preferred Stock attached hereto and incorporated herein.

3. The Board of Directors of Boston Pacific Medical (NV) has adopted the rights and preferences pertaining to the Series B Preferred Stock as set forth in the Designation of Rights of Preferred Stock attached hereto and incorporated herein.

IN WITNESS WHEREOF, Boston Pacific Medical, Inc., a Nevada corporation, has caused this Plan and Agreement of Merger to be signed by its president and its secretary in accordance with the requirements of Nevada Revised Statutes, and Boston Pacific Medical, Inc., a Massachusetts corporation, has caused this Plan and Agreement of Merger to be signed by its president and its secretary in accordance with the requirements of Massachusetts Business Corporation Law all as of the day and year first above written.

Attest: Boston Pacific Medical, Inc.

A Massachusetts Corporation

/s/ Brant Dees By /s/ Brant Dees

Brant Dees, Secretary Brant Dees, President

Attest: Boston Pacific Medical, Inc.

A Nevada Corporation

/s/ Brant Dees By /s/ Brant Dees

Brant Dees, Secretary Brant Dees, President